UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 8, 2011

Bohai Pharmaceuticals Group, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-53401	98-0697405
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

c/o Yantai Bohai Pharmaceuticals Group Co. Ltd.
No. 9 Daxin Road, Zhifu District
Yantai, Shandong Province, China 264000
(Address of principal executive offices)

Registrant’s telephone number, including area code: +86(535)-685-7928

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Information

On January 5, 2010, Bohai Pharmaceuticals Group, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “SPA”) with certain accredited investors (the “Investors”), for which Euro Pacific Capital, Inc. (“Euro Pacific”) is acting as representative, whereby the Company issued two-year convertible notes in the aggregate amount of $12 million (collectively, the “Notes”) and warrants to purchase shares of the Company’s common stock.  As of the date of this Report, there is currently $10.5 million due under the Notes and the current maturity date of the Notes is January 5, 2012.

The Company is currently working with Euro Pacific as representative of the Investors on an amendment to the Notes (the “Proposed Amendment”) which would: (i) extend the maturity date of the Notes from January 5, 2012 to April 5, 2012 (such extra three month period, the “Extended Period”); and (ii) increase the interest rate on the Notes to an annual rate of 12% (or 3% for the Extended Period).  Under the terms of the SPA, Euro Pacific has the power and authority to enter into the Proposed Amendment on behalf of the Investors and will undertake a process during the month of December 2011 of informing the Investors of the Proposed Amendment, following which (and prior to the original maturity date of the Notes) it is expected that the Company and Euro Pacific will formally enter into the Proposed Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 8, 2011	Bohai Pharmaceuticals Group, Inc.

	By:	/s/ Hong Wei Qu
Name: Hong Wei Qu
Title: Chief Executive Officer